Exhibit 4.3

SEARS, ROEBUCK AND CO.
Servicer

SRFG, INC.
Seller

and

BANK ONE, NATIONAL ASSOCIATION
Trustee

on behalf of the Certificateholders

AMENDMENT NO. 3
Dated as of September 28, 2000

amending

POOLING AND SERVICING AGREEMENT
Dated as of July 31, 1994

_______________________________________________________

SEARS CREDIT ACCOUNT MASTER TRUST II

RECITALS

WHEREAS, the parties hereto entered into that certain Pooling and Servicing Agreement, dated as of July 31, 1994, as amended (the "Agreement"), by and among Sears, Roebuck and Co., a New York corporation, as Servicer (" Sears"), SRFG, Inc., formerly Sears Receivables Financing Group, Inc., a Delaware corporation, as Seller ("SRFG") and Bank One, National Association, formerly The First National Bank of Chicago, a national banking association, as Trustee (the "Trustee");

WHEREAS, Sears, SRFG and the Trustee desire to effect certain amendments to the Agreement pursuant to Section 13.01(a)(i) of the Agreement;

AGREEMENT

NOW, THEREFORE, THIS AMENDMENT WITNESSETH that, for and in consideration of the above premises, Sears and SRFG agree with the Trustee as follows:

I. Definitions.

Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

II. Amendment to Section 4.03.

Section 4.03(c)(iii) of the Agreement is amended and restated in its entirety to read as follows:

(iii) On or before each Distribution Date, the Servicer shall direct the Trustee to withdraw from the Collections Account and pay to the Seller an amount equal to the total amount of Finance Charge Collections for the related Due Period less the sum of the amount of Series Finance Charge Collections for each Series then outstanding for the related Due Period.

III. Miscellaneous.

 Counterparts. This Amendment may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, but all of which shall together constitute but one and the same instrument.

Governing Law. This Amendment shall be construed in accordance with the internal laws of the State of New York, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

IN WITNESS WHEREOF, SRFG, Sears and the Trustee have caused this amendment to be duly executed by their respective officers as of the date first set forth above.

SRFG, INC. as Seller

By: /s/Stephen Carp Name: Stephen D. Carp Title: Vice President, Funding

SEARS, ROEBUCK AND CO. as Servicer

By: /s/Larry R. Raymond Name: Larry R. Raymond Title: Vice President and Treasurer

BANK ONE, NATIONAL ASSOCIATION as Trustee

By: /s/Diane Swanson Name: Diane Swanson Title: Assistant Vice President